Exhibit 10.1

BJ’s Restaurants, Inc.

16162 Beach Boulevard #100

Huntington Beach, CA 92647

July 9, 2006

Mr. Tom Norton

525 Maryland Street

El Segundo, CA 90245

Dear Tom:

This letter outlines the terms of your employment (the “Agreement”) with BJ’s Restaurants Inc. (the “Company”). Your employment will begin on September 11, 2006 or on an earlier date if both of us agree (the “Effective Date”), contingent upon the results of a background investigation and your acceptance of these terms.

1. Duties. Company will employ you as Chief Human Resources Officer. In that capacity, you will perform such duties as the Company, in the exercise of its sole discretion, deem appropriate for that position. You will report to the Company’s Chief Executive Officer (CEO).

2. Salary. You will receive a bi-weekly salary of $7,692.30 which annualizes to a yearly salary of $200,000 payable in accordance with the Company’s payroll policies, as such policies may change from time to time (the “Salary”). Your salary is subject to modification during your employment in accordance with the Company’s practices, policies and procedures and your performance. Your annual cash bonus percentage opportunity will be at 35% of your salary, with such salary and cash bonus opportunity to be calculated on the basis of an entire fiscal year, and with any fiscal 2006 ash bonus to be prorated to the Effective Date. Your Fiscal 2006 cash bonus opportunity will be based 80% on the Company’s achievement of its pre-tax income goal for the year and 20% on your achievement, as determined by the CEO in his sole and absolute judgment, of certain key initiatives and objectives agreed upon by you and the CEO within 30 days of the Effective Date. These percentage components may change in subsequent fiscal years. If the Company terminates your employment without cause, on or after September 11, 2006, you will be eligible to receive a severance payment of six (6) months salary and, if you are not covered by any other comprehensive group medical insurance plan, the Company will also pay you an amount equivalent to your COBRA payments for a period of six (6) months. Any severance amounts paid will be based upon your then current salary at the time employment ends and will be paid in a lump sum, less applicable withholdings.

3. Cause. For the purpose of severance payment provision in this Agreement only, “Cause” shall mean

(i) an act or acts of dishonesty undertaken by you and intended to result in material personal gain or enrichment of you or others at the expense of the Company;

(ii) gross misconduct that is willful or deliberate on your part and that, in either event, is materially injurious to the Company;

(iii) your conviction of a felony; or

(iv) the material breach of any terms and conditions of this Agreement by you, which breach has not been cured by you within 30 days after written notice thereof to you from the Company.

The cessation of employment by you shall not be deemed to be for Cause unless and until there shall have been delivered to you a written notice thereof by the CEO, after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the CEO, finding that, in the good faith opinion of the CEO one or more causes for termination exist under this agreement and specifying the particulars thereof in detail. Any disputes as to whether Cause to dismiss you exists shall be resolved by arbitration conducted in Orange County, California in accordance with the rules of the American Arbitration Association and by a single arbitrator reasonably acceptable to both you and the Company. In the event of termination for Cause, you will be entitled to receive such unpaid Salary, and any other unpaid benefits as may have accrued under this Agreement through and on the date of your termination, but not any prorated annual cash bonus. You will also be permitted to exercise any vested stock options, in accordance with the terms of the stock option plan under which the options were granted, and to extend your group medical insurance coverage at your own expense for up to 18 months following your termination date or the maximum term allowable by then applicable law for coverage of you and your eligible dependents, but you will not be entitled to any other salary, benefits, cash bonuses or other compensation after such date.

4. Stock Options. Subject to applicable securities laws and the approval of the Company’s Board of Directors, you shall be granted an option to purchase 50,000 shares of the Company’s common stock, at a per share exercise price equal to the closing fair market value of the Company’s common stock on the date of grant, which will be the Effective Date of your employment with Company pursuant to the Company’s 2005 Equity Incentive Plan. Vesting for this nonqualified stock option grant will be 20% for each year, beginning with the first anniversary of the Effective Date, over a total of five (5) years. You will be eligible for additional stock option grants from time to time at the discretion of the Board of Directors.

5. Other Benefits. You shall be entitled to participate in any benefit plan that the Company may offer to its employees from time to time according to the terms of such plan, including, but not limited to, the Company’s group medical insurance program, which will become effective the first of the month following 90 days from your Effective Date, and the Company will cover 100% of the expense for medical insurance for you and your dependents, but not for any taxable income realized by you as a result of that reimbursement. The Company will reimburse any COBRA expense incurred during the first 90 days for you and any dependents currently covered. Nothing contained in this Agreement shall affect the right of Company to terminate or modify any such plan or agreement, or other benefit, in whole or in part, at any time and from time to time. You will also receive a monthly non-accountable automobile allowance of $1,000, less applicable withholdings. A Company-provided credit card, a cell phone and laptop will also be issued to you for Company business purposes.

6. Vacation. The Company does not have a formal vacation policy for its executives. Accordingly, you may take whatever reasonable time off from your duties that both you and the CEO agree upon, provided that you remain current in your work.

7. Trade Secrets/Confidentiality. You hereby acknowledge that, as a result of your position with the Company, the Company will give you access to the Company’s proprietary and confidential information and trade secrets. Therefore, as a condition of your employment and the Company’s disclosing such proprietary and confidential information to you, you agree to sign and be bound by a Trade Secrets/Confidentiality Agreement.

8. You will be required to comply with the Company’s policies and procedures, as they may be constituted from time to time. Notwithstanding, the terms set forth in this Agreement or any other written fully executed agreement between you and the Company shall prevail over conflicting Company policies and procedures.

9. Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

10. By signing this letter, you acknowledge that the terms described in this letter set forth the entire understanding between the parties concerning the terms of your employment and supersedes all prior representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the terms of your employment by the Company and all such prior representations, understanding and agreements, both oral and written, are hereby terminated. However, nothing in this paragraph is intended to, nor does it, effect additional written agreements entered into by the parties contemporaneous with or subsequent to this agreement, including, without limitation, the Trade Secrets/Confidentiality Agreement referenced in Paragraph 6 above. Nothing in this letter constitutes a guarantee of employment for any period of time, nor does it limit your right, or the right of the Company to end your employment with the Company at any time, for any reason. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me as soon as possible.

Sincerely,

Gerald Deitchle President and CEO

I accept the above offer of employment with BJ’s Restaurants Inc. on the terms described in this letter.

Tom Norton	Date